EXHIBIT 99.1
Fulton Financial
CORPORATION

FOR IMMEDIATE RELEASE	Media Contact: Laura J. Wakeley
717-291-2616
Fulton Financial reports second quarter earnings
     (July 22) — Lancaster, PA — Fulton Financial Corporation (Nasdaq: FULT) earned $25.7 million for the second quarter ended June 30, 2008, a 35.6 percent decrease from the same period in 2007. Diluted net income per share for the quarter was 15 cents, a 34.8 percent decrease from the 23 cents reported in the same period in 2007. Diluted net income per share for the quarter decreased 37.5 percent from the 24 cents reported in the first quarter of 2008.
     During the second quarter, three items significantly impacted earnings. First, the Corporation recorded a $24.7 million pre-tax charge for other-than-temporary impairment of bank stocks. Second, the Corporation recognized a $13.9 million pre-tax gain on the sale of its approximately $87 million credit card portfolio. Third, the Corporation recorded a $13.2 million reserve related to auction rate certificates (ARCs) held in certain customer accounts of the Corporation’s trust company subsidiary, Fulton Financial Advisors, N.A. The credit card sale and the ARC loss were previously disclosed in filings with the Securities and Exchange Commission.
     These three items decreased net income by approximately $15.6 million, or 9 cents per diluted share, net of tax. Excluding these items, diluted net income per share for the second quarter of 2008 would have been 24 cents.
     Net income was $67.2 million for the six months ended June 30, 2008, a 17.0 percent decrease from the same period in 2007. Diluted net income per share for the first half of 2008 was 39 cents, a 15.2 percent decrease from the 46 cents reported in 2007. Total assets at June 30, 2008 were approximately $16.1 billion.
     “Second quarter earnings were negatively impacted by a significant write-down in the bank stock portion of our securities portfolio as well as increased levels of non-performing loans, net charge-offs and an increase in our provision for loan losses. Because our capital position remains relatively strong, our third quarter cash dividend will remain at its current level,” said R. Scott Smith, Jr., chairman, chief executive officer and president. “We have been and will continue to closely monitor our asset quality. Weakening economic conditions continue to place stress on businesses and consumers and our loan loss reserve levels will continue to reflect the uncertain economic environment. During the quarter, we saw good growth in net interest income due to increased loan demand and improvement in our net interest margin. Marketing and promotional activity throughout the company has been increased to address our need for retail funding. Continued emphasis on revenue-creating initiatives produced growth in other income while core operating expenses remained well-controlled.”
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     Loans, net of unearned income, increased $863.7 million, or 8.1 percent, to $11.6 billion at June 30, 2008, compared to $10.7 billion at June 30, 2007. The increase was primarily due to a $460.7 million, or 13.8 percent, increase in commercial mortgages, a $285.0 million, or 8.8 percent, increase in commercial loans, a $197.3 million, or 27.0 percent, increase in residential mortgages, and a $146.7 million, or 10.1 percent, increase in home equity loans. These increases were partially offset by a $142.8 million, or 28.3 percent, decrease in consumer loans, largely due to the aforementioned sale of the credit card portfolio. In comparison to the first quarter of 2008, loans, net of unearned income, increased $188.8 million, or 1.7 percent, which was mainly due to growth in commercial mortgages of $172.9 million, or 4.8 percent, an increase in home equity loans of $46.5 million, or 3.0 percent, and an increase in residential mortgages of $46.3 million, or 5.2 percent. These increases were partially offset by an $88.5 million, or 19.6 percent, decrease in consumer loans.
     Non-performing assets were $164.5 million, or 1.02 percent of total assets, at June 30, 2008, compared to $74.1 million, or 0.49 percent, at June 30, 2007 and $144.7 million, or 0.90 percent, at March 31, 2008. The $90.4 million, or 121.9 percent, increase in non-performing assets since June 30, 2007 was primarily due to deteriorating general economic conditions and partially due to the repurchase of previously sold residential mortgages from investors during the second half of 2007.
     Annualized net charge-offs for the quarter ended June 30, 2008 were 0.33 percent of average total loans, compared to 0.14 percent for the quarter ended June 30, 2007 and 0.15 percent for the quarter ended March 31, 2008. Net loans charged off increased $5.8 million, or 157.7 percent for the quarter ended June 30, 2008 in comparison to the same period in 2007. The increase in charge-offs was across all loan types. For the six months ended June 30, 2008, annualized net charge-offs were 0.24 percent of average total loans, compared to 0.07 percent for the same period in 2007. The provision for loan losses increased $14.0 million for the second quarter of 2008, as compared to the same period in 2007, and increased $5.5 million from the first quarter of 2008. For the first half of 2008, the provision for loan losses was $27.9 million, a 663.6 percent increase from the $3.7 million recorded during the same period in 2007. The increase in the provision for loan losses was due mainly to the increase in the level of non-performing assets, which required additional allocations to the allowance for credit losses.

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     Total deposits decreased $380.0 million, or 3.7 percent, to $9.9 billion at June 30, 2008 compared to $10.3 billion at June 30, 2007. The decrease was due to a $270.0 million, or 5.9 percent, decrease in time deposits and a $110.0 million, or 1.9 percent, decrease in demand and savings deposits. In comparison to the first quarter of 2008, total deposits decreased $110.7 million, or 1.1 percent, due to a $171.4 million, or 3.9 percent, decrease in time deposits, offset by a $60.7 million, or 1.1 percent, increase in demand and savings deposits.
     Net interest income for the second quarter of 2008 increased $11.0 million, or 9.1 percent, compared to the same period in 2007 and increased $6.0 million, or 4.8 percent, from the first quarter of 2008. The Corporation’s net interest margin was 3.75 percent for the second quarter of 2008, 3.70 percent for the second quarter of 2007 and 3.58 percent for first quarter of 2008. The improvement in net interest margin was mainly due to the impact of decreasing short-term rates as deposits and borrowings have repriced to lower rates more quickly than assets.
     Other income, excluding investment securities (losses) gains and the gain on the sale of the credit card portfolio, increased $3.5 million, or 9.7 percent, in the second quarter of 2008 compared to the same period in 2007. Fee income on deposit accounts increased $4.1 million, fees on non-deposit services increased $1.3 million and fees earned under an ongoing marketing agreement with the purchaser of the credit card portfolio were $1.1 million. These increases were offset by a $1.9 million decrease in investment management and trust services income and a $1.5 million decrease in gains on sale of mortgage loans, due mainly to lower volumes. Compared to the first quarter of 2008, other income, excluding securities (losses) gains and the gain on the sale of the credit card portfolio, increased $3.5 million, or 9.5 percent. The increase was due primarily to credit card fee income earned under the marketing agreement and a $1.4 million increase in service charges on deposit accounts.
     Investment securities losses in the second quarter of 2008 were $21.6 million compared to gains of $629,000 in the second quarter of 2007. The second quarter loss resulted from the aforementioned $24.7 million other-than-temporary impairment charge on bank stocks. As of June 30, 2008, the bank stock portfolio has a carrying value of $62 million and a fair value of $53 million. This loss was partially offset by $2.5 million in net gains on the sale of debt securities. In the first quarter of 2008, investment securities gains were $1.2 million, the net of $4.8 million in gains primarily related to the initial public offering of Visa, Inc. and the sale of MasterCard, Inc. shares, offset by a $3.6 million charge for other-than-temporary impairment of bank stocks.
     Other expenses increased $11.6 million, or 11.9 percent, compared to the same period in 2007, to $109.7 million. The increase was due primarily to the aforementioned $13.2 million loss related to ARCs and a $1.3 million increase in costs associated with the disposition and

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maintenance of foreclosed real estate. These increases were offset by a $2.7 million reduction in contingent losses related to the Corporation’s potential repurchase of previously sold residential mortgage loans and home equity loans and a $1.3 million decrease in salaries and employee benefits as a result of a decrease in the number of employees. Compared to the first quarter of 2008, other expenses increased $13.1 million, or 13.5 percent, due primarily to the ARC loss.
     Income tax expense was $11.9 million for the second quarter of 2008, in comparison to $17.3 million for the same period in 2007 and $14.2 million for the first quarter of 2008. During the second quarter of 2008, the Corporation recorded $1.8 million in additional income tax expense related to its accounting for certain tax credits. During the first quarter of 2008, the Corporation recorded a $2.0 million reduction of income tax expense related to the reversal of its reserves for unrecognized income tax positions associated with certain tax-exempt municipal securities.
     Fulton Financial Corporation is a Lancaster, Pennsylvania-based financial holding company which has over 3,900 employees and operates more than 265 banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through the following affiliates: Fulton Bank, Lancaster, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Hagerstown Trust, Hagerstown, MD; Delaware National Bank, Georgetown, DE; The Bank, Woodbury, NJ; The Peoples Bank of Elkton, Elkton, MD; Skylands Community Bank, Hackettstown, NJ and The Columbia Bank, Columbia, MD.
     The Corporation’s financial services affiliates include Fulton Financial Advisors, N.A., Lancaster, PA; Fulton Insurance Services Group, Inc., Lancaster, PA; and Dearden, Maguire, Weaver and Barrett, LLC, West Conshohocken, PA. Residential mortgage lending is offered by all banks through Fulton Mortgage Company.
     Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.
Safe Harbor Statement:
     This news release may contain forward-looking statements with respect to our financial condition, results of operations and business. Forward-looking statements are encouraged by the Private Securities Litigation Reform Act of 1995. When words such as “believes,” “expects,” “anticipates” or similar expressions are used in this release, the Corporation is making forward-looking statements.
     Such forward-looking statements reflect the Corporation’s current views and expectations based largely on information currently available to its management, and on its current expectations, assumptions, plan, estimates, judgments, and projections about its

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business and its industry, and they involve inherent risks, contingencies, uncertainties and other factors. Although the Corporation believes that these forward-looking statements are based on reasonable estimates and assumptions, the Corporation is unable to provide any assurance that its expectations will, in fact, occur or that its estimates or assumptions will be correct and actual results could differ materially from those expressed or implied by such forward-looking statements and such statements are not guarantees of future performance. The Corporation undertakes no obligation to update or revise any forward-looking statements. Accordingly, investors and others are cautioned not to place undue reliance on such forward-looking statements.
     Many factors could affect future financial results including, without limitation, acquisition and growth strategies, market risk, changes or adverse developments in economic, political or regulatory conditions, a continuation or worsening of the current disruption in credit and other markets, including the lack of or reduced access to, and the abnormal functioning of, markets for mortgage and other asset-backed securities and for commercial paper and other short-term corporate borrowings, the effect of competition and interest rates on net interest margin and net interest income, investment strategy and income growth, investment securities gains, impairment of investment securities, changes in rates of deposit and loan growth, asset quality and the impact on assets from adverse changes in the economy and in credit and other markets and resulting effects on credit risk and asset values, balances of risk-sensitive assets to risk-sensitive liabilities, employee benefits and other expenses, amortization of intangible assets, goodwill impairment, capital and liquidity strategies and other financial and business matters for future periods.
     For a more complete discussion of certain risks and uncertainties affecting the Corporation, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in the Corporation’s filings with the Securities and Exchange Commission.
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2008